Exhibit 10.3

[Proteon Therapeutics Letterhead]

To:                             Daniel Gottlieb

From:               Timothy P. Noyes

CEO

Date:                  July 19, 2007

RE:                          Letter of Intent for Employment Terms

Dear Daniel,

I am looking forward to having you come to work for Proteon Therapeutics, Inc. The company and I have agreed on employment and compensation terms for you which shall take effect upon your start date. These terms include:

1) Position:	Director of Business Development, reporting directly to Timothy Noyes, President & CEO.

2) Base Salary:	$160,000 annually. You will be paid monthly.

3) Bonus:

Participation in the company’s incentive bonus plan with a target bonus of up to 20% of Base Salary. This bonus will be based ¾ on your performance against goals set for you annually and agreed upon by the Board, and ¼ on subjective performance evaluation by the Board.

4) Vacation, Medical, and other Benefits

You will be entitled to 3 weeks of vacation annually, which is pro-rated in 2007. You will participate in all the standard benefit programs offered by the company for which you qualify. If you require time off associated with your relocation the company will grant you up to three additional days to be used within the first 6 months of your employment.

5) Options

Subject to Board approval at their next meeting you shall be entitled to a grant of options in Proteon amounting to 84,000 shares at an exercise price equal to the fair market value of the Company’s common stock on the date of grant as determined by the Board and supported by an external common stock valuation to be completed in September. In no event will the exercise price of the option be less than $0.12 per share. One fourth (1/4) of the granted options will vest one year after the grant date and the remainder will vest at the rate of 1/12 each calendar quarter thereafter.

The Company is also prepared to pay for the following aspects of your relocation to the Boston area:

•                                          Transportation of your household goods and automobiles and up to three months storage. The Company will gross up the second and third month of storage if required

•                                          A lump sum payment in the amount of $20,000 for temporary housing. This includes a 40% gross up

•                                          A lump sum payment of $2,000 (based on a $500 ticket on American Airlines, direct from SFO to Boston) for the final transportation for you and your family from California to the Boston area

Your first day of employment with Proteon will be September 4, 2007. It is understood that you are not being offered employment for a definite period of time and that either you or the company may terminate the employment relationship at any time and for any reason without prior notice and without any severance obligations.

As a condition to your employment you will be required to sign Proteon’s standard “Employee Confidentiality and Inventions Assignment Agreement.” Under separate cover I will send you a copy of this agreement for your review.

We are very pleased with your decision to join Proteon. Please indicate your acceptance of this offer by signing and dating a copy of this letter and returning it to me.

Sincerely,

/s/ Timothy Noyes
Timothy P. Noyes
President and Chief Executive Officer
Proteon Therapeutics, Inc.

ACCEPTED AND AGREED:

/s/ Daniel Gottlieb	7-26-07
Daniel Gottlieb	Date